EXHIBIT 99.23(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Roxbury Small-Cap Growth Fund and to the use of our report dated August 26, 2009 on the financial statements and financial highlights as of and for the year ended June 30, 2009. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ Briggs, Bunting & Dougherty, LLP
Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
October 28, 2009